Exhibit 4.8

Execution Copy

COLLATERAL AGENCY AGREEMENT

dated as of October 4, 2005

among

BROOKSTONE COMPANY, INC.,

the other Grantors from time to time party hereto,

WELLS FARGO BANK, N.A.,

as Trustee under the Indenture

and

WELLS FARGO BANK, N.A.,

as Collateral Agent

Execution Copy

i

ii

COLLATERAL AGENCY AGREEMENT

This Collateral Agency Agreement (this “Agreement”) dated as of October 4, 2005 is entered into by and among Wells Fargo Bank, N.A., as trustee under the Indenture identified below, Wells Fargo Bank, N.A., as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”), and Brookstone Company, Inc., a New Hampshire corporation (the “Company”) and the other Grantors from time to time party hereto.

Recitals

Pursuant to an Indenture dated as of October 4, 2005 (the “Indenture”) among the Company, the Grantors party hereto on the date hereof and Wells Fargo Bank, N.A., as trustee (in such capacity, together with its successors in such capacity, the “Trustee”), the Company intends to issue, and such Grantors will guarantee, the Company’s 12.00% Second Lien Senior Secured Notes (together with any related exchange notes and all additional notes at any time issued under the Indenture, the “Notes”).

This Agreement sets forth the terms on which the Collateral Agent has agreed with the Trustee to act as the agent for the holders of Notes and other present and future Parity Lien Obligations in receiving, holding, maintaining, administering, enforcing and distributing the proceeds of all Collateral at any time granted or delivered to the Collateral Agent and all rights and remedies in respect of such Collateral under the Security Documents.

Agreement

In consideration of the premises and the mutual agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

SECTION 1.1 Terms Defined in the Indenture. The following terms defined in the Indenture will have the meaning given in the Indenture:

Affiliate

Credit Agreement

Credit Agreement Agent

Excluded Assets

Guarantee

Guarantors

Indebtedness

Insolvency or Liquidation Proceeding

Lien

Lien Sharing and Priority Confirmation

Obligations

Parity Lien Debt

Parity Lien Debt Documents

Parity Liens

Parity Lien Obligations

Parity Lien Representative

Permitted Prior Lien

Person

Series of Parity Lien Debt

SECTION 1.2 Defined Terms. The following terms will have the following meanings:

“Actionable Default” means (a) the pendency of any Insolvency or Liquidation Proceeding commenced voluntarily by or involuntarily against any Grantor which, under the terms of any credit agreement, indenture or other agreement governing any Series of Parity Lien Debt causes, or permits holders of Parity Lien Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Parity Lien Debt outstanding thereunder to become immediately due and payable or (b) the failure to pay when due (whether at maturity, upon acceleration or otherwise, giving effect to any applicable cure, grace, notice or similar period) any principal or interest or premium (if any) on any outstanding Series of Parity Lien Debt and continuance of such failure for a period of three days after written notice thereof is given to the Company by the Parity Lien Representative for such Series of Secured Debt.

“Agreement” has the meaning set forth in the preamble.

“Collateral” means all properties and assets now owned or hereafter acquired by any Grantor in which Liens have been granted to the Collateral Agent to secure Parity Lien Obligations.

“Company” has the meaning set forth in the preamble.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Agency Joinder” means an agreement substantially in the form of Exhibit A.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as among holders of Parity Lien Obligations, that such Liens or proceeds:

(1) will be allocated and distributed first to the Parity Lien Representative for each outstanding Series of Parity Lien Debt, for the account of the holders of such Series of Parity Lien Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Parity Lien Debt when the allocation or distribution is made, and thereafter

(2) will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Parity Lien Obligations) to the Parity Lien Representative for each outstanding Series of Parity Lien Obligations, for the account of the holders of any remaining Parity Lien Obligations, ratably in proportion to the aggregate unpaid amount of such remaining Parity Lien Obligations due and demanded (with written notice to the applicable Parity Lien Representative and the Collateral Agent) prior to the date such distribution is made.

“Grantors” means Holdings, the Company, the Guarantors and any other Person (if any) that at any time provides collateral security for any Parity Lien Obligations.

“Holdings” means Brookstone, Inc., a Delaware corporation.

“Indemnified Liabilities” means any and all liabilities (including all environmental liabilities), obligations, losses, damages, penalties, actions, judgments, suits, costs, taxes, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, performance, administration or enforcement of this Agreement or any of the other Security Documents, including any of the foregoing relating to the use of proceeds of any Parity Lien Debt or the violation of, noncompliance with or liability under, any law (including environmental laws) applicable to or enforceable against the Company, any of its Subsidiaries or any other Grantor or any of the Collateral and all reasonable costs and expenses (including reasonable fees and expenses of legal counsel selected by the Indemnitee) incurred by any Indemnitee in connection with any claim, action, investigation or proceeding in any respect relating to any of the foregoing, whether or not suit is brought.

“Indemnitee” has the meaning set forth in Section 5.7(a).

“Indenture” has the meaning set forth in the recitals.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of October 4, 2005 among the Collateral Agent, Bank of America, N.A., in its capacity as initial Credit Agreement Agent under the Credit Agreement.

“Notes” has the meaning set forth in the recitals.

“Officers’ Certificate” means a certificate with respect to compliance with a condition or covenant provided for in an indenture or agreement, signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, including:

(a) a statement that the Person making such certificate has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

“Parity Lien Debt Default” means (a) the failure to pay any Parity Lien Debt when due or (b) the occurrence of any event or existence of any condition which, under the terms of any credit agreement, indenture or other agreement governing any Series of Parity Lien Debt causes, or permits holders of Parity Lien Debt outstanding thereunder (with or without the giving of notice or lapse of time, or both, and whether or not notice has been given or time has lapsed) to cause, the Parity Lien Debt outstanding thereunder to become immediately due and payable.

“Required Parity Lien Debtholders” means, at any time, the holders of a majority in aggregate principal amount of all Parity Lien Debt then outstanding, calculated in accordance with the provisions of Section 5.1. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding.

“Secured Parties” means all present and future holders of Parity Lien Obligations and specifically includes all holders of Notes or any Guarantee thereof, all holders of any other Series of Parity Lien Debt or any Guarantee thereof, each Parity Lien Representative, the Collateral Agent, any other Person to whom any Parity Lien Obligations are owing, and the successors and assigns of each of the foregoing.

“Security Documents” means this Agreement, the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, control agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company or any other Grantor creating (or purporting to create) a Lien upon Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties.

“Trustee” has the meaning set forth in the recitals.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or any other applicable jurisdiction.

SECTION 1.3 Rules of Interpretation.

(a) All terms used in this Agreement that are defined in Article 9 of the UCC and not otherwise defined herein have the meanings assigned to them in Article 9 of the UCC.

(b) Unless otherwise indicated, any reference to any agreement or instrument will be deemed to include a reference to that agreement or instrument as assigned, amended, supplemented, amended and restated, or otherwise modified and in effect from time to time or replaced in accordance with the terms of this Agreement.

(c) The use in this Agreement or any of the other Security Documents of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d) References to “Sections,” “clauses,” “recitals” and the “preamble” will be to Sections, clauses, recitals and the preamble, respectively, of this Agreement unless otherwise specifically provided. References to “Articles” will be to Articles of this Agreement unless otherwise specifically provided. References to “Exhibits” and “Schedules” will be to Exhibits and Schedules, respectively, to this Agreement unless otherwise specifically provided.

(e) Notwithstanding anything to the contrary in this Agreement, any references contained herein to any section, clause, paragraph, definition or other provision of the Indenture (including defined terms used therein) shall be deemed to be a reference to such provision as in effect on the date of this Agreement, without giving effect to any amendment thereto, unless this Agreement has also been correspondingly amended as provided in Section 2.9.

(f) This Agreement and the other Security Documents will be construed without regard to the identity of the party who drafted it and as though the parties participated equally in drafting it. Consequently, each of the parties acknowledges and agrees that any rule of construction that a document is to be construed against the drafting party will not be applicable either to this Agreement or the other Security Documents.

ARTICLE 2. OBLIGATIONS AND POWERS OF COLLATERAL AGENT

SECTION 2.1 Undertaking of the Collateral Agent.

(a) Subject to, and in accordance with, this Agreement, the Collateral Agent will, as agent, for the benefit solely and exclusively of the present and future Secured Parties, equally and ratably:

(1) accept, enter into, hold, maintain, administer and enforce all Security Documents, including all Collateral subject thereto, and all Liens created thereunder, perform its obligations under the Security Documents and protect, exercise and enforce the interests, rights, powers and remedies granted or available to it under, pursuant to or in connection with the Security Documents;

(2) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable to protect or preserve its interest in the Collateral subject thereto and such interests, rights, powers and remedies;

(3) deliver and receive notices pursuant to the Security Documents;

(4) sell, assign, collect, assemble, foreclose on, institute legal proceedings with respect to, or otherwise exercise or enforce the rights and remedies of a secured party (including a mortgagee, trust deed beneficiary and insurance beneficiary or loss payee) with respect to the Collateral under the Security Documents and its other interests, rights, powers and remedies;

(5) remit as provided in Section 2.4 all cash proceeds received by the Collateral Agent from the collection, foreclosure or enforcement of its interest in the Collateral under the Security Documents or any of its other interests, rights, powers or remedies;

(6) execute and deliver amendments to the Security Documents; and

(7) release any Lien granted to it by any Security Document upon any Collateral if and as required under the Security Documents.

(b) Each party to this Agreement acknowledges and consents to the undertaking of the Collateral Agent set forth in Section 2.1(a) and agrees to each of the other provisions of this Agreement applicable to the Collateral Agent.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent will not commence any exercise of remedies or any foreclosure actions or otherwise take any action or proceeding against any of the Collateral (other than actions as necessary to prove, protect or preserve the Liens securing the Parity Lien Obligations) unless and until it receives written notice from the Required Parity Lien Debtholders or a Parity Lien Representative stating that an Actionable Default has occurred and is continuing and directing it to exercise remedies against the Collateral, and thereafter the Collateral Agent will be required to act only if such notice is not withdrawn and only in accordance with the other provisions of this Agreement.

SECTION 2.2 Release or Subordination of Liens. The Collateral Agent will not release or subordinate any Lien of the Collateral Agent or consent to the release or subordination of any Lien of the Collateral Agent, except:

(a) as directed by the Required Parity Lien Debtholders accompanied by an Officers’ Certificate to the effect that the release or subordination was permitted by each applicable Parity Lien Document;

(b) as required by the Intercreditor Agreement; or

(c) as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction

SECTION 2.3 Enforcement of Liens. If the Collateral Agent at any time receives from the Required Parity Lien Debtholders or a Parity Lien Representative written notice that any Actionable Default has occurred and is continuing, the Collateral Agent will promptly deliver written notice thereof to each Parity Lien Representative. Thereafter, the Collateral Agent may await direction by the Required Parity Lien Debtholders and will act, or decline to act, as directed by the Required Parity Lien Debtholders, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by the Required Parity Lien Debtholders, subject, in each case, to any applicable provisions of the Intercreditor Agreement. If not directed by the Required Parity Lien Debtholders, the Collateral Agent in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Parity Lien Document as it may deem advisable and in the best interest of the holders of Parity Lien Obligations. In all circumstances the Collateral Agent may take or refrain from taking action as it deems to be required under the Intercreditor Agreement or appropriate in view of its obligations thereunder.

SECTION 2.4 Application of Proceeds.

(a) Subject to the Intercreditor Agreement and the rights of holders of Permitted Prior Liens, the Collateral Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral in the following order of application:

FIRST, to the payment of all amounts payable under this Agreement or any of the other Parity Lien Documents on account of the Collateral Agent’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Agent or any co-trustee or agent of the Collateral Agent in connection with any Security Document;

SECOND, to the respective Parity Lien Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit, if any, constituting Parity Lien Debt);

THIRD, as required by clause FIFTH of Section 4.1(a) of the Intercreditor Agreement; and

FOURTH, any surplus remaining after the payment in full in cash of amounts described in the preceding clauses will be paid to the Company or the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

(b) In furtherance of the foregoing, each Grantor agrees for the intended and enforceable benefit of the Secured Parties that:

(1) In addition to (and notwithstanding any contrary limitation set forth in) the provisions of any Security Document at any time delivered by such Grantor relating to the obligations and liabilities secured by any Lien granted to the Collateral Agent therein, such Lien shall also and in any event secure, equally and ratably on the terms set forth in the Indenture and in this Agreement, the principal of and interest and premium (if any) on the Notes and each other Series of Secured Debt at any time incurred and all Guarantees thereof, all other Obligations arising under or relating to any of the Priority Lien Documents and all Guarantees thereof and other Obligations relating thereto and each and all of the other Parity Lien Obligations, in each case whether now outstanding or hereafter at any time incurred.

(2) The Company and each of the other Grantors will do or cause to be done all acts and things that may be required, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the holders of Parity Lien Obligations, duly created and enforceable and perfected Parity Liens upon all properties and assets at any time owned or acquired by the Company or any of the other Grantors (including any property or assets that are acquired or otherwise become property or assets of any Grantor after the Notes are issued) except (i) Excluded Assets and (ii) any properties and assets in which the Collateral Agent is required to release its Liens pursuant to the provisions of the Intercreditor Agreement (provided that if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of any Grantor, such assets or properties will cease to be excluded from the Collateral if the Company or any other Grantor thereafter acquires or reacquires such assets or properties), in each case, as contemplated by, and with the Lien priority required under, the Parity Lien Documents.

No Grantor will be required to maintain its deposit accounts or deliver control agreements over its deposit accounts other than on the terms set forth in Section 5.2 of the Security Agreement dated as of October 4, 2005 entered into by the Grantors party thereto and the Collateral Agent.

(3) Upon the reasonable request of the Collateral Agent or any Parity Lien Representative at any time and from time to time, the Company and each of the other Grantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations.

(4) Within 105 days after the end of each fiscal year, the Company will deliver to the Collateral Agent an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company is not in default in the performance or observance of any of the terms, provisions and conditions of the Security Documents (or, if any such default has occurred, describing all such defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(5) The Company and the other Grantors will:

(A) keep their properties adequately insured at all times by financially sound and reputable insurers;

(B) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(C) maintain such other insurance as may be required by law; and

(D) maintain such other insurance as may be required by the Security Documents.

Upon the request of the Collateral Agent, the Company and the other Grantors will furnish to the Collateral Agent full information as to their property and liability insurance carriers. The Grantors will cause Holders of Parity Lien Obligations, as a class, to be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the other Grantors and the Collateral Agent to be named as loss payee, with 30 days’ notice of cancellation or material change (except 10 days in case of non-payment), on all property and casualty insurance policies of the Company and the other Grantors.

(c) The provisions of Sections 2.4(a) and 2.4(b) are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future Secured Party in respect of all Parity Lien Obligations outstanding or at any time incurred to it.

(d) In connection with the application of proceeds pursuant to Section 2.4, except as otherwise directed by the Required Parity Lien Debtholders, the Collateral Agent may sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

SECTION 2.5 Powers of the Collateral Agent.

(a) The Collateral Agent is irrevocably authorized and empowered to enter into and perform its obligations and protect, perfect, exercise and enforce its interest, rights, powers and remedies under the Security Documents and applicable law and in equity and to act as set forth in this Article 2 or as requested in any lawful directions given to it from time to time in respect of any matter by the Required Parity Lien Debtholders.

(b) No Parity Lien Representative or holder of Parity Lien Obligations will have any liability whatsoever for any act or omission of the Collateral Agent.

SECTION 2.6 Documents and Communications. The Collateral Agent will permit each Parity Lien Representative and each holder of Parity Lien Obligations upon reasonable written notice from time to time to inspect and copy, at the cost and expense of the party requesting such copies, any and all Security Documents and other documents, notices, certificates, instructions or communications received by the Collateral Agent in its capacity as such.

SECTION 2.7 For Sole and Exclusive Benefit of Holders of Parity Lien Obligations. The Collateral Agent will accept, hold, administer and enforce all Liens on the Collateral at any time transferred or delivered to it and all other interests, rights, powers and remedies at any time granted to or enforceable by the Collateral Agent solely and exclusively for the benefit of the present and future Secured Parties as holders of Parity Lien Obligations, equally and ratably, and will distribute all proceeds received by it in realization thereon or from enforcement thereof solely and exclusively pursuant to the provisions of Section 2.4.

SECTION 2.8 Additional Parity Lien Debt. The Collateral Agent will not be obligated to take cognizance of, or perform any of its obligations hereunder for the benefit of, any holder of Parity Lien Obligations arising from or relating to any Series of Parity Lien Debt other than the Notes unless (a) the Collateral Agent receives an Officer’s Certificate stating that such Series of Parity Lien Debt constitutes Parity Lien Debt and describing such Parity Lien Debt and Parity Lien Representative therefor in such detail as may reasonably requested by the Collateral Agent and (b) such Parity Lien Representative delivers to the Collateral Agent a

Collateral Agency Agreement Joinder executed by such Parity Lien Representative, together with a copy of any joinder to the Intercreditor Agreement required to be executed and delivered by such Parity Lien Representative under the terms of the Intercreditor Agreement.

SECTION 2.9 Amendment of Security Documents.

(a) No amendment or supplement to the provisions of any Security Document will be effective without the approval of the Collateral Agent acting as directed by the Required Parity Lien Debtholders, except that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Collateral, securing additional Parity Lien Debt that was otherwise permitted by the terms of the Parity Lien Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Parity Liens or the rights of the Collateral Agent therein will become effective when executed and delivered by the Company or any other applicable Grantor party thereto and the Collateral Agent;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Parity Lien Obligations:

(A) to vote its outstanding Parity Lien Debt as to any matter described as subject to direction by the Required Parity Lien Debtholders (or amends the provisions of this clause (2) or the definition of “Required Parity Lien Debtholders”),

(B) to share in the order of application described under Sections 2.4(a) in the proceeds of enforcement of or realization on any Collateral, or

(C) to require that Parity Liens be released only as set forth in the provisions described under Section 2.2,

will become effective without the consent of the requisite percentage or number of holders of each Series of Parity Lien Debt so affected under the applicable Parity Lien Document; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Agent or any Parity Lien Representative or adversely affects the rights of the Collateral Agent or any Parity Lien Representative, respectively, in its individual capacity as such, will become effective without the consent of the Collateral Agent or such Parity Lien Representative, respectively.

Any amendment or supplement to the provisions of the Security Documents that effects a release Collateral will be effective only if the release is effective under Section 2.2.

ARTICLE 3. IMMUNITIES OF THE COLLATERAL AGENT

SECTION 3.1 No Implied Duty. The Collateral Agent will not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the other Security Documents. The Collateral Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or the other Security Documents.

SECTION 3.2 Appointment of Agents and Advisors. The Collateral Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

SECTION 3.3 Other Agreements. The Collateral Agent has accepted and is bound by the Security Documents executed by the Collateral Agent as of the date of this Agreement and, as directed by the Required Parity Lien Debtholders, the Collateral Agent shall execute additional Security Documents delivered to it after the date of this Agreement; provided, however, that such additional Security Documents do not adversely affect the rights, privileges, benefits and immunities of the Collateral Agent. The Collateral Agent will not otherwise be bound by, or be held obligated by, the provisions of any credit agreement, indenture or other agreement governing Parity Lien Debt (other than this Agreement and the other Security Documents executed by it).

SECTION 3.4 Solicitation of Instructions.

(a) The Collateral Agent may at any time solicit written confirmatory instructions from the Required Parity Lien Debtholders or request an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the other Security Documents and may suspend performance of such obligations as it determines to be appropriate until it receives such instructions or order.

(b) No written direction given to the Collateral Agent by the Required Parity Lien Debtholders that in the sole judgment of the Collateral Agent imposes, purports to impose or might reasonably be expected to impose upon the Collateral Agent any obligation or liability not set forth in or arising under this Agreement and the other Security Documents will be binding upon the Collateral Agent unless the Collateral Agent elects, at its sole option, to accept such direction.

(c) If so requested by the Collateral Agent, each Parity Lien Representative will provide the Collateral Agent with such information as may be available to such Parity Lien Representative as to the names and addresses of the holders of the Series of Parity Lien Debt for which such Parity Lien Representative acts as Parity Lien Representative and the amount of Parity Lien Debt outstanding to each such holder.

SECTION 3.5 Limitation of Liability. The Collateral Agent will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under any other Security

Document, except for its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction and then only for direct damages to the extent provided by law and not for any damages referred to in Section 5.7(d).

SECTION 3.6 Documents in Satisfactory Form. The Collateral Agent will be entitled to require that all agreements, certificates, opinions, instruments and other documents at any time submitted to it, including those expressly provided for in this Agreement, be delivered to it in a form and with substantive provisions reasonably satisfactory to it.

SECTION 3.7 Entitled to Rely. The Collateral Agent may seek and rely upon, and will be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith and upon any certification, instruction, notice or other writing delivered to it by the Company or any other Grantor in compliance with the provisions of this Agreement or delivered to it by any Parity Lien Representative as to the holders of Parity Lien Obligations for whom it acts, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Collateral Agent may act in reliance upon any instrument comporting with the provisions of this Agreement or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the other Security Documents has been duly authorized to do so. To the extent an Officers’ Certificate or opinion of counsel is required or permitted under this Agreement to be delivered to the Collateral Agent in respect of any matter, the Collateral Agent may rely conclusively on such Officers’ Certificate or opinion of counsel as to such matter and such Officers’ Certificate or opinion of counsel shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Security Documents.

SECTION 3.8 Parity Lien Debt Default. The Collateral Agent will not be required to inquire as to the occurrence or absence of any Parity Lien Debt Default and will not be affected by or required to act upon any notice or knowledge as to the occurrence of any Parity Lien Debt Default unless and until it receives from the Required Parity Lien Debtholders or a Parity Lien Representative written notice stating that an Actionable Default has occurred and is continuing.

SECTION 3.9 Actions by Collateral Agent. As to any matter not expressly provided for by this Agreement or the other Security Documents, the Collateral Agent may act or refrain from acting as directed by the Required Parity Lien Debtholders and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on all Secured Parties as holders of Parity Lien Obligations.

SECTION 3.10 Security or Indemnity in favor of the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

SECTION 3.11 Rights of the Collateral Agent. In the event of any conflict between any terms and provisions set forth in this Agreement and those set forth in any other Security Document, the terms and provisions of this Agreement shall supersede and control the terms and provisions of such other Security Document. In the event there is any bona fide, good faith disagreement between the other parties to this Agreement or any of the other Security Documents resulting in adverse claims being made in connection with Collateral held by the Collateral Agent and the terms of this Agreement or any of the other Security Documents do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstances then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take hereunder or under the other Security Documents, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction, accompanied by all security or indemnity reasonably requested by the Collateral Agent against any and all liability or expense which may be incurred by it in acting upon such direction.

SECTION 3.12 Limitations on Duty of Collateral Agent in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b) The Collateral Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Parity Lien Obligations concerning the validity, enforceability or sufficiency of the Security Documents, the validity, enforceability, perfection, priority of the Liens granted thereunder or the nature, extent or value of the Collateral.

SECTION 3.13 Assumption of Rights, Not Assumption of Duties. Notwithstanding anything to the contrary contained herein:

(1) each of the parties thereto will remain liable under each of the Parity Lien Documents (other than this Agreement) to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not be executed;

(2) the exercise by the Collateral Agent of any of its rights, remedies or powers hereunder will not release such parties from any of their respective duties or obligations under the other Security Documents; and

(3) the Collateral Agent will not be obligated to perform any of the obligations or duties of any of the parties thereunder other than the Collateral Agent.

SECTION 3.14 No Liability for Clean Up of Hazardous Materials. In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

ARTICLE 4. RESIGNATION AND REMOVAL OF THE COLLATERAL AGENT

SECTION 4.1 Resignation or Removal of Collateral Agent. Subject to the appointment of a successor Collateral Agent as provided in Section 4.2 and the acceptance of such appointment by the successor Collateral Agent:

(a) the Collateral Agent may resign at any time by giving not less than 30 days’ notice of resignation to each Parity Lien Representative and the Company; and

(b) the Collateral Agent may be removed at any time, with or without cause, by the Required Parity Lien Debtholders.

SECTION 4.2 Appointment of Successor Collateral Agent. Upon any such resignation or removal, a successor Collateral Agent may be appointed by a majority of the Parity Lien Representatives or by the Required Parity Lien Debtholders. If no successor Collateral Agent has been so appointed and accepted such appointment within 30 days after the predecessor Collateral Agent gave notice of resignation or was removed, the retiring Collateral Agent may (at the expense of the Company), at its option, appoint a successor Collateral Agent, or petition a court of competent jurisdiction for appointment of a successor Collateral Agent, which must be a bank or trust company:

(1) authorized to exercise corporate agency powers;

(2) having a combined capital and surplus of at least $500,000,000; and

(3) maintaining an office in New York, New York.

The Company will have the right to approve the successor Collateral Agent unless (a) a Parity Lien Debt Default has occurred and is continuing at the time or (b) such approval is unreasonably delayed or withheld. The Collateral Agent will fulfill its obligations hereunder until a successor Collateral Agent meeting the requirements of this Section 4.2 has accepted its appointment as Collateral Agent and the provisions of Section 4.3 have been satisfied.

SECTION 4.3 Succession. When the Person so appointed as successor Collateral Agent accepts such appointment:

(1) such Person will succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Collateral Agent, and the predecessor Collateral Agent will be discharged from its duties and obligations hereunder; and

(2) the predecessor Collateral Agent will (at the expense of the Company) promptly transfer all Liens and collateral security within its possession or control to the possession or control of the successor Collateral Agent and will execute instruments and assignments as may be necessary or desirable or reasonably requested by the successor Collateral Agent to transfer to the successor Collateral Agent all Liens, interests, rights, powers and remedies of the predecessor Collateral Agent in respect of the Security Documents or the Collateral.

Thereafter the predecessor Collateral Agent will remain entitled to enforce the immunities granted to it in Article 3 and the provisions of Sections 5.6 and 5.7.

SECTION 4.4 Merger, Conversion or Consolidation of Collateral Agent. Any Person into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any Person succeeding to the business of the Collateral Agent shall be the successor of the Collateral Agent pursuant to Section 4.3, provided that (i) without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding, such Person satisfies the eligibility requirements specified in clauses (1) through (4) of Section 4.2 and (ii) prior to any such merger, conversion or consolidation, the Collateral Agent shall have notified the Company and each Parity Lien Representative thereof in writing.

ARTICLE 5. MISCELLANEOUS PROVISIONS

SECTION 5.1 Voting. In connection with any matter under this Agreement requiring a vote of holders of Parity Lien Debt, each Series of Parity Lien Debt will cast its votes in accordance with the Parity Lien Documents governing such Series of Parity Lien Debt. The amount of Parity Lien Debt to be voted by a Series of Parity Lien Debt will equal (1) the aggregate principal amount of Parity Lien Debt held by such Series of Parity Lien Debt (including outstanding letters of credit whether or not then available or drawn) plus (2) except in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Parity Lien Debt. If any Parity Lien Debt was issued with original issue discount, the principal amount thereof shall be determined based on its accreted value on the same method as would be used to determine the amount of the claim therefor in a case under the United States Bankruptcy Code. Following and in accordance with the outcome of the applicable vote under its Parity Lien Documents, the Parity Lien Representative of each Series of Parity Lien Debt will report to the Collateral Agent the amount of Parity Lien Debt voted for and against such proposal.

SECTION 5.2 Successors and Assigns.

(a) Except as provided in Section 3.2, the Collateral Agent may not, in its capacity as such, delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Collateral Agent hereunder will inure to the sole and exclusive benefit of, and be enforceable by, each present and future Secured Party as holder of Parity Lien Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns. Neither any of the Grantors nor any holder of any claim against or interest in any Grantor, except the Secured Parties as holders of Parity Lien Obligations, will be entitled to the benefits, or permitted to enforce, any obligation of the Collateral Agent hereunder.

(b) Neither the Company nor any other Grantor may delegate any of its duties or assign any of its rights hereunder, and any attempted delegation or assignment of any such duties or rights will be null and void. All obligations of the Company and the other Grantors hereunder will inure to the sole and exclusive benefit of, and be enforceable by, the Collateral Agent, each Parity Lien Representative and each present and future holder of Parity Lien Obligations, each of whom will be entitled to enforce this Agreement as a third-party beneficiary hereof, and all of their respective successors and assigns.

SECTION 5.3 Delay and Waiver. No failure to exercise, no course of dealing with respect to the exercise of, and no delay in exercising, any right, power or remedy arising under this Agreement or any of the other Security Documents will impair any such right, power or remedy or operate as a waiver thereof. No single or partial exercise of any such right, power or remedy will preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 5.4 Notices. Any communications, including notices and instructions, between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Collateral Agent:	Wells Fargo Bank, N.A., as Collateral Agent
Corporate Trust Services
213 Court Street, Suite 703
Middletown, CT 06457
Facsimile No.: (860) 704-6219
Attention: Joseph P. O’Donnell

If to the Trustee:	Wells Fargo Bank, N.A.
Corporate Trust Services
213 Court Street, Suite 703
Middletown, CT 06457
Facsimile No.: (860) 704-6219
Attention: Joseph P. O’Donnell

If to the Company or any other Grantor:	Brookstone, Inc.
One Innovation Way
Merrimack, New Hampshire 03054
Facsimile No.: (603) 577-8011
Attention: General Counsel
With a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Facsimile No.: (212) 836-8689
Attention: Stephen C. Koval

and if to any other Parity Lien Representative, to such address as it may specify by written notice to the parties named above.

All notices and communications will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the relevant address set forth above or, as to holders of Parity Lien Debt, its address shown on the register kept by the office or agency where the relevant Parity Lien Debt may be presented for registration of transfer or for exchange. To the extent applicable, any notice or communication will also be so mailed to any Person described in § 313(c) of the Trust Indenture Act of 1939, as amended, to the extent required thereunder. Failure to mail a notice or communication to a holder of Parity Lien Debt or any defect in it will not affect its sufficiency with respect to other holders of Parity Lien Debt.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

SECTION 5.5 Entire Agreement. This Agreement states the complete agreement of the parties relating to the undertaking of the Collateral Agent set forth herein and supersedes all oral negotiations and prior writings in respect of such undertaking.

SECTION 5.6 Compensation; Expenses. The Grantors jointly and severally agree to pay, promptly upon demand:

(1) such compensation to the Collateral Agent and its agents as the Company and the Collateral Agent may agree in writing from time to time;

(2) all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent and its agents in the preparation, execution, delivery, filing, recordation, administration or enforcement of this Agreement or any other Security Document or any consent, amendment, waiver or other modification relating hereto or thereto;

(3) all reasonable fees, expenses and disbursements of legal counsel and any auditors, accountants, consultants or appraisers or other professional advisors and agents engaged by the Collateral Agent or any Parity Lien Representative incurred in connection with the negotiation, preparation, closing, administration, performance or enforcement of this Agreement and the other Security Documents or any consent, amendment, waiver or other modification relating hereto or thereto and any other document or matter requested by the Company or any other Grantor;

(4) all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent and its agents in creating, perfecting, preserving, releasing or enforcing the Collateral Agent’s Liens on the Collateral, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and title insurance premiums;

(5) all other reasonable costs and expenses incurred by the Collateral Agent and its agents in connection with the negotiation, preparation and execution of the Security Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby or the exercise of rights or performance of obligations by the Collateral Agent thereunder; and

(6) after the occurrence of any Parity Lien Debt Default, all costs and expenses incurred by the Collateral Agent, its agents and any Parity Lien Representative in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Security Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Parity Lien Obligations or the proof, protection, administration or resolution of any claim based upon the Parity Lien Obligations in any Insolvency or Liquidation Proceeding, including all fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent, its agents or the Parity Lien Representatives.

The agreements in this Section 5.6 will survive repayment of all other Parity Lien Obligations and the removal or resignation of the Collateral Agent.

SECTION 5.7 Indemnity.

(a) The Grantors jointly and severally agree to defend, indemnify, pay and hold harmless the Collateral Agent, each Parity Lien Representative, each holder of Parity Lien Obligations and each of their respective Affiliates and each and all of the directors, officers, partners, trustees, employees, attorneys and agents, and (in each case) their respective heirs, representatives, successors and assigns (each of the foregoing, an “Indemnitee”) from and against any and all Indemnified Liabilities; provided, no Indemnitee will be entitled to indemnification hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) All amounts due under this Section 5.7 will be payable upon demand.

(c) To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in Section 5.7(a) may be unenforceable in whole or in part because they violate any law or public policy, each of the Grantors will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(d) No Grantor will ever assert any claim against any Indemnitee, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent a claim for punitive damages may lawfully be waived) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Parity Lien Document or any agreement or instrument or transaction contemplated hereby or relating in any respect to any Indemnified Liability, and each of the Grantors hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(e) The agreements in this Section 5.7 will survive repayment of all other Parity Lien Obligations and the removal or resignation of the Collateral Agent.

SECTION 5.8 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any respect or in any jurisdiction, the validity, legality and enforceability of such provision in all other respects and of all remaining provisions, and of such provision in all other jurisdictions, will not in any way be affected or impaired thereby.

SECTION 5.9 Headings. Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Agreement and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.10 Obligations Secured. All obligations of the Grantors set forth in or arising under this Agreement will be Parity Lien Obligations and are secured by all Liens granted by the Security Documents.

SECTION 5.11 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5.12 Consent to Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating to this Agreement or any of the other Security Documents may be brought in any state or federal court of competent jurisdiction in the State and County of New York. By executing and delivering this Agreement, each Grantor, for itself and in connection with its properties, irrevocably:

(1) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts;

(2) waives any defense of forum non conveniens;

(3) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 5.4;

(4) agrees that service as provided in clause (3) above is sufficient to confer personal jurisdiction over such party in any such proceeding in any such court and otherwise constitutes effective and binding service in every respect; and

(5) agrees each party hereto retains the right to serve process in any other manner permitted by law or to bring proceedings against any party in the courts of any other jurisdiction.

SECTION 5.13 Waiver of Jury Trial. Each party to this Agreement waives its rights to a jury trial of any claim or cause of action based upon or arising under this Agreement or any of the other Security Documents or any dealings between them relating to the subject matter of this Agreement or the intents and purposes of the other Security Documents. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement and the other Security Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that this waiver is a material inducement to enter into a business relationship, that each party hereto has already relied on this waiver in entering into this Agreement, and that each party hereto will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 5.13 and executed by each of the parties hereto), and this waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement or any of the other Security Documents or to any other documents or agreements relating thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 5.14 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument.

SECTION 5.15 Effectiveness. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by each party of written notification of such execution and written or telephonic authorization of delivery thereof.

SECTION 5.16 Additional Grantors. The Company will cause each Person that hereafter becomes a Grantor to become a party to this Agreement, for all purposes of this Agreement, by causing such Person to execute and deliver to the parties hereto a Collateral Agency Agreement Joinder, whereupon such Person will be bound by the terms hereof applicable to it as Grantor to the same extent as if it had executed and delivered this Agreement as Grantor as of the date hereof. The Company will promptly provide each Parity Lien Representative with a copy of each Collateral Agency Agreement Joinder executed and delivered pursuant to this Section 5.16.

SECTION 5.17 Continuing Nature of this Agreement. This Agreement, will continue in effect so long as any Parity Lien Debt remains outstanding.

SECTION 5.18 Insolvency. This Agreement will be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding by or against any Grantor. The relative rights, as provided for in this Agreement, will continue after the commencement of any such Insolvency or Liquidation Proceeding on the same basis as prior to the date of the commencement of any such case, as provided in this Agreement.

SECTION 5.19 Rights and Immunities of Parity Lien Representatives. The Trustee will be entitled to all of the rights, protections, immunities and indemnities set forth in the Indenture and any future Parity Lien Representative will be entitled to all of the rights, protections, immunities and indemnities set forth in the credit agreement, indenture or other agreement governing the Series of Parity Lien Debt for which it acts as Parity Lien Representative, in each case as if specifically set forth herein. In no event will any Parity Lien Representative be liable for any undertaking, obligation, act or omission of any of the Grantors, the Collateral Agent or any other Parity Lien Representative.

EXHIBIT E

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agency Agreement to be executed by their respective officers or representatives as of the day and year first above written.

GRANTORS:

BROOKSTONE, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

BROOKSTONE COMPANY, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

BROOKSTONE INTERNATIONAL HOLDINGS, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

BROOKSTONE PURCHASING, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

BROOKSTONE STORES, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

E-1

BROOKSTONE RETAIL PUERTO RICO, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

BROOKSTONE HOLDINGS, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

BROOKSTONE PROPERTIES, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

ADVANCED AUDIO CONCEPTS, LIMITED

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

GARDENERS EDEN, INC.

By:	/s/ PHILIP W. ROIZIN
Name:	Philip W. Roizin
Title:	Executive Vice President

E-2

TRUSTEE :

WELLS FARGO BANK, N.A., as Trustee under the Indenture

By:	/s/ JOSEPH P. O’DONNELL
Name:	Joseph P. O’Donnell
Title:	Vice President

COLLATERAL AGENT:

WELLS FARGO BANK, N.A., as Collateral Agent

By:	/s/ JOSEPH P. O’DONNELL
Name:	Joseph P. O’Donnell
Title:	Vice President

S-1

EXHIBIT A

to Collateral Agency Agreement

[FORM OF]

COLLATERAL AGENCY AGREEMENT JOINDER

The undersigned,                     , a             , hereby agrees to become party as [a Grantor] [a Parity Lien Representative] under the Collateral Agency Agreement dated as of October 4, 2005 (the “Collateral Agency Agreement”) among Wells Fargo Bank, N.A., as Trustee under the Indenture referred to therein, Wells Fargo Bank, N.A., as Collateral Agent, and Brookstone Company, Inc. and other Grantors from time to time party thereto, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, for all purposes thereof on the terms applicable to [a Grantor] [a Parity Lien Representative] set forth therein, and to be bound by such terms as fully as if the undersigned had executed and delivered the Collateral Agency Agreement as [a Grantor] [a Parity Lien Representative] as of the date thereof.

The provisions of Article 5 of the Collateral Agency Agreement will apply with like effect to this Joinder.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agency Agreement Joinder to be executed by their respective officers or representatives as of                     , 20    .

[ ]

By:
Name:
Title:

EXHIBIT A